Exhibit 10.37

AMENDMENT TO EMPLOYMENT AGREEMENT &

RESIGNATION FROM BOARD OF DIRECTORS

Amendment to Employment Agreement (“the agreement”) dated September 1, 2020 between Connectyx Technologies Holding Group, now Curative Biotechnology Inc. 1825 NW Corporate Blvd suite 110 Boca Raton FL 33431 (hereinafter “the Company” and Dr. Barry Ginsberg an individual (“the employee”) with an address of 3601 NW 24th Avenue, Boca Raton FL 33431; as amended from time to time.

Whereas the initial term of the agreement is set to expire on August 31st 2023; and

Whereas the Company and the Employee both desire not to extend the Agreement; and

Whereas the Employee further resigns from the Board of Directors effective September 11, 2023; and

Whereas the Company desires to hire Dr. Ginsberg as a consultant to continue in certain functions to be mutually agreed to from time to time;

Now Therefore the parties hereto agree to the following amendments to the Agreement; including the termination of the agreement and Dr. Ginsberg’s resignation from the Board of Directors.

The Employment is terminated as of September 11, 2023

All back pay and unpaid benefits then accrued shall be paid if and when, and in the exact same manner as; those owed to Paul Michaels and I Richard Garr.

Dr. Ginsberg and the company agree that that Dr. Ginsberg shall be paid $7,500/month for a term of one year as an independent contractor; starting with the month of September 2023, to continue to perform some functions and help in the transition back to the company of some functions he had performed as an employee, to be mutually agreed from time to time. Both parties acknowledge and agree that the Company does not have the money to begin these payments as of the date of this agreement and payments shall start if and when such money is available, as determined by management. The parties agree that any amounts accruing and owed for this independent contractor agreement are not part of the accrued back pay mentioned above; and payment of any amounts accruing under this contract shall be paid in cash.

In addition Dr. Ginsberg shall, upon execution of this agreement, receive a grant of Fifteen Million (15,000,000) shares of restricted stock; which shall vest quarterly over the next 12 months.

For COMPANY:

Paul Michaels

Executive Chairman

9/14/2023

EMPLOYEE:

Dr, Barry Ginsberg

9/18/2023